EXHIBIT 3.2

02:55:36 p.m. 04-04-2024 | 7 | 713 4567908
To: Page: 07 of 23 2024-04-04 21:55:56 GMT (7 Firm, PC

Filed in the Office of	Business Number E0357962008-6
F.V.Aguilar	Filing Number 20243972173
Secretary of State State Of Nevada	Filed On 4/4/2024 2:55:00 PM
	Number of Pages 17

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Golden Matrix Group, Inc. Entity or Nevada Business Identification Number (NVID): E0357962008-6
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer — Date: 4 April 2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATION

OF

GOLDEN MATRIX GROUP, INC.

ESTABLISHING THE DESIGNATION, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES C PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), as well as the existing Articles of Incorporation of Golden Matrix Group, Inc., a company organized and existing under the State of Nevada (the “Corporation”), the Corporation:

DOES HEREBY CERTIFY that, the Board of Directors, by unanimous written consent of all members of the Board of Directors on April 4, 2024, duly adopted this Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock, by adoption of a resolution, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.00001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series C Preferred Stock”: and

FURTHER RESOLVED, that the Series C Preferred Stock shall consist of one thousand (1,000) shares; and

FURTHER RESOLVED, that the Series C Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”) below:

The Series C Preferred Stock is sometimes referred to in this Certificate of Designation as the “Series C Preferred Stock”.

1.	Dividends. The Series C Preferred Stock shall not be entitled to any dividend rights.

2.	Liquidation Rights. The Series C Preferred Stock shall not be entitled to any liquidation preference or rights upon liquidation.

3.	Conversion. The Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1	Holder Conversion.

(a)

Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof (a “Holder Conversion”), from time to time, after the date hereof, at the office of the Corporation or any Transfer Agent for the Series C Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by multiplying (i) the total number of shares of Series C Preferred Stock then converted by (ii) the Conversion Ratio (such shares of Common Stock issuable upon a Conversion, the “Holder Conversion Shares”). In order to effectuate the Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

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(b)	Mechanics of Conversion. In order to effect a Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, the Transfer Agent). Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Holder Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above (or the address of the Transfer Agent for the Series C Preferred Stock, if the Corporation is not serving as its own Transfer Agent for such Series C Preferred Stock) within three Business Days of delivering the fully executed Notice of Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 11 below, have been previously received by the Corporation or its Transfer Agent, unless such shares of Series C Preferred Stock are held in book- entry/non-certificated form. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation within three Business Days of delivering the Notice of Conversion (the “Delivery Period”).

(c)	Restricted Shares. Unless the Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, such shares shall be issued as Restricted Shares. In the event such Shares are separately covered by a contractual lock-up and/or restriction, such Shares shall be issued, in the discretion of the Corporation, with a legend disclosing such contract lock-up and/or restriction.

(d)	Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the fifth Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Shares and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

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(e)	Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 11 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion, unless such shares of Series C Preferred Stock are held in book entry/non-certificate form.

(f)	Conversion Disputes. In the case of any dispute with respect to a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance herewith as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Corporation, the Corporation shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Holder) within ten (10) Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s expense, shall promptly audit the calculations and notify the converting Holder and the Corporation of the results no later than five (5) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with the above.

3.2	Automatic Conversion.

(a)	Each share of Series C Preferred Stock, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, nonassessable shares of Common Stock as equals the Conversion Ratio, on the Automatic Conversion Date (an “Automatic Conversion” and together with a Holder Conversion, a “Conversion”). Each Holder shall provide written confirmation to the Corporation of his, her or its Beneficial Ownership of Common Stock of the Corporation from time to time at the request of the Corporation.

(b)	Following an Automatic Conversion, the Corporation shall within two Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within three Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

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(c)	The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series C Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series C Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns.

(d)	Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series C Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(e)	Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f)	In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares and/or the Corporation’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(g)	The Automatic Conversion terms described above shall supersede and take priority over the Holder’s optional Holder Conversion right in the event that there are any conflicts between such rights.

3.3	Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series C Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

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	3.4	No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series C Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Articles of Incorporation, subject to the other terms of this Designation, with the requisite consent of its shareholders and the Board of Directors, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.

	3.5	Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the Conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.	Adjustments for Recapitalizations.

	4.1	Equitable Adjustments for Recapitalizations. Each of (a) the Conversion Ratio set forth in Section 3.1 (the “Preferred Stock Adjustable Provisions”); (b) the Series C Voting Shares and the Conversion Ratio (to the extent not adjusted by the Preferred Stock Adjustable Provisions) (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors of the Corporation determines in their reasonable, good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board of Directors in their reasonable discretion.

	4.2	Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series C Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors.

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4.3	Adjustments for Subdivisions or Combinations of Series C Preferred Stock. In the event the outstanding shares of Series C Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Series C Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4,2) and any series of Series C Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.

4.4	Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series C Preferred Stock shall have the right thereafter to convert such shares of Series C Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series C Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

4.5	Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable, good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

4.6	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the Conversion of the Series C Preferred Stock.

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5.	Voting

	5.1	Voting In General. In addition to any rights set forth below, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each share of Series C Preferred Stock shall entitle the Holder thereof to a number of votes equal to the Series C Voting Shares. Each Holder shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Except as provided by law or by the other provisions of the Articles of Incorporation or this Designation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

	5.2	Amendments to this Designation. Any of the terms of this Designation may be amended solely with the approval of the independent members of the Board of Directors of the Corporation and a Simple Majority, and such amendment shall not require any other approval of the common stock holders or any preferred shareholders of the Corporation, other than as expressly required herein or by law.

	5.3	No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

	5.4	Board of Director Appointment Rights. For so long as the Board of Directors has at least five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect a number of members of the Board of Directors of the Corporation equal to the Series C Director Number and for so long as the Board of Directors has less than five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation, by a Simple Majority (as applicable, the “Series C Directors”). The Holders of the Series C Preferred Stock shall have the right to elect or re-elect the Series C Directors at each meeting, or pursuant to each written consent, of the Corporation’s shareholders for the election of directors.

Any director who shall have been elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof, may be removed during such director’s term of office, either with or without cause, by and only by, an affirmative vote of the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such Holders of Series C Preferred Stock represented at the meeting or pursuant to the written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a director elected by Holders of Series C Preferred Stock pursuant to Section 5.4 hereof, the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

In the event any Series C Director elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof is removed, resigns, fails to stand for re-election or otherwise ceases to serve as a Director of the Corporation (each a “Notification Event”), the Corporation shall provide each Holder notice of such Notification Event within ten (10) Business Days of the occurrence of such Notification Event (the “Series C Notice”). Each holder shall have a period of thirty (30) days from the date of the Corporation’s mailing of such Series C Notice (the “Series C Notice Period”) to provide the Corporation written notice of such Holder’s nominee to fill the vacancy of the former Series C Director (each a “Series C Nominee”). After the expiration of the Series C Notice Period, the Secretary of the Corporation shall total the Series C Nominee votes cast by the Holders, and the Series C Nominee receiving the highest total percentage vote for nomination of the outstanding Series C Preferred Stock, shall appear on any ballot delivered by the Corporation for the vote of the Series C Preferred Stock Holders of such replacement Series C Director (a “Replacement Director Vote”). The Replacement Director Vote shall be held as soon as practicable after the end of the Series C Notice Period.

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6.	Protective Provisions.

6.1

For so long as any Series C Preferred Stock shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a)	Amend any provision of this Designation;

(b)	Increase or decrease (other than by redemption or conversion) the total number of authorized shares of any Preferred Stock of the Corporation;

(c)	Adopt or authorize any new designation of any Preferred Stock;

(d)	Amend the Articles of Incorporation of the Corporation in a manner which adversely affects the rights, preferences and privileges of the Series C Preferred Stock;

(e)	Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series C Preferred Stock;

(f)	Issue any additional shares of Preferred Stock; or

(g)	Alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series.

7.	Redemption. The Series C Preferred Stock shall not have any redemption rights.

8.	Notices.

8.1

In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, the Corporation’s principal executive office as set forth in its filings with the Securities and Exchange Commission, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2	Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b)	to voluntarily liquidate or dissolve;

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then, in connection with each such event, the Corporation shall send to the Holders of the Series C Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed. All notices to Holders having a non-U.S. address shall be sent by international express courier.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

9.	No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such shareholder.

10.	Reports. The Corporation shall mail to all holders of Series C Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

11.	Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series C Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series C Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series C Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series C Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

12.	No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

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13.	Transfer Restrictions. The shares of Series C Preferred Stock shall not be Transferred by any Holder thereof after the Filing Date to any Person other than Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Corporation and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 13; and (ii) to imprint on any certificate representing Series C Preferred Stock (and/or any book-entry statement) with a legend describing the restrictions contained herein, as described below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SUCH SERIES C PREFERRED STOCK. THESE SHARES MAY NOT BE SOLD, EXCEPT IN COMPLIANCE WITH THAT CERTIFICATE OF DESIGNATION.

Any attempted transfer in violation of the terms of this Section 13 shall be void ab initio.

14.	Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”. “Dollars” or in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”: (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15.	Miscellaneous.

	15.1	Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series C Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

	15.2	Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series C Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series C Preferred Stock.

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	15.3	Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of Directors of the Corporation, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

	15.4	Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

16.	Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

	16.1	“Automatic Conversion Date” means the date that the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), falls below ten percent (10%) of the Corporation’s Common Stock then outstanding, or the first Business Day thereafter that the Corporation becomes aware of such.

	16.2	“Beneficial Ownership” means beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act), calculated without regard to any shares of Common Stock issuable upon conversion of the Series C Preferred Stock, nor any voting rights associated with such Series C Preferred Stock.

	16.3	“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

	16.4	“Common Stock” means the common stock, $0.00001 par value per share, of the Corporation.

	16.5	“Conversion Ratio” means one (1).

	16.6	“Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board of Directors.

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16.7	“Filing Date” means the date that this Designation is filed with the Secretary of State of Nevada.

16.8	“Holder” means the person or entity in which the Series C Preferred Stock is registered on the books of the Corporation.

16.9	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

16.10	“Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock, including, but not limited to the Series C Preferred Stock.

16.11	“Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series C Preferred Stock shares.

16.12	“Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.

16.13	“Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

16.14	“SEC” means the Securities and Exchange Commission.

16.15	“Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

16.16	“Series C Director Number” means:

(A) two (2), for so long as the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), totals more than forty percent (40%) of the Corporation’s Common Stock then outstanding; and

(B) one (1), to the extent the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), is forty percent (40%) or less of the Corporation’s Common Stock then outstanding, provided if the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), shall ever be forty percent (40%) or less of the Corporation’s Common Stock then outstanding, then (B) above shall control, whether or not such Beneficial Ownership ever increases above forty percent (40%) again in the future.

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16.17	“Series C Voting Shares” means seven thousand, five hundred (7,500).

16.18	“Simple Majority” means the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock.

16.19

“Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series C Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series C Preferred Stock.

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this “Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock,” to be duly executed this 4th day of April 2024.

Golden Matrix Group, Inc.

By:	/s/ Anthony Brian Goodman
Name:	Anthony Brian Goodman
Title:	Chief Executive Officer

Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock
Page 14

Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series C Voting Preferred Stock of Golden Matrix Group, Inc., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Voting Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on April 4, 2024. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series C Voting Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Preferred Shares Held by Holder:

Amount Being Converted Hereby:

Common Stock Shares Due:

Preferred Shares Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth above. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, they shall be issued in the following name and to the following address:

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Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock
Page 15

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

(Print Name of Holder)

By/Sign:

Print Name:

Print Title: